As filed with the Securities and Exchange Commission on September 9, 2008

Registration No. 333-145758

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NYMEX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4098266
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One North End Avenue

World Financial Center

New York, New York 10282-1101

(212) 299-2000

(Address, including Zip Code, Telephone Number,

including Area Code, of Registrant’s Principal Executive Offices)

NYMEX Holdings, Inc. 2006 Omnibus Long-Term Incentive Plan

(Full Title of the Plan)

Richard Kerschner

General Counsel

One North End Avenue

World Financial Center

New York, New York 10282-1101

(212) 299-2000

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copies to:

Howard Chatzinoff, Esq.

Michael J. Aiello, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (No. 333-145758) filed by NYMEX Holdings, Inc., a Delaware corporation (“NYMEX Holdings” or the “Registrant”), on August 29, 2007 with the Securities and Exchange Commission (the “Registration Statement”), removes from registration all shares of NYMEX Holdings common stock, par value $0.01 per share (“Common Stock”), registered under the Registration Statement pertaining to: (a) 1,537,163 shares of Common Stock subject to outstanding stock options and nonvested restricted stock unit awards under the NYMEX Holdings 2006 Omnibus Long-Term Incentive Plan (the “Omnibus Plan”) and (b) 2,762,837 shares of Common Stock available for future grants under the Omnibus Plan.

NYMEX Holdings is party to an Agreement and Plan of Merger, dated as of March 17, 2008, and amended as of June 30, 2008, July 18, 2008 and August 7, 2008 (the “Merger Agreement”), by and among NYMEX Holdings, New York Mercantile Exchange, Inc., a Delaware non-stock corporation and wholly-owned subsidiary of NYMEX Holdings, CME Group Inc., a Delaware corporation (“CME Group”), and CMEG NY Inc., a Delaware corporation and wholly-owned subsidiary of CME Group (“Merger Sub”), providing for the merger of NYMEX Holdings with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation under the name “CMEG NYMEX Holdings Inc.” and as a direct, wholly-owned subsidiary of CME Group. The Merger became effective at 9:00 A.M. (New York time) on August 22, 2008 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware, and the separate existence of NYMEX Holdings ceased thereby.

Pursuant to the Merger Agreement, as of the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by CME Group or NYMEX Holdings or any of their respective wholly-owned subsidiaries and other than shares of Common Stock for which appraisal rights were sought under applicable law) was converted into the right to receive, at the election of each NYMEX Holdings stockholder, consideration in the form of cash or Class A common stock, par value $0.01 per share, of CME Group (“CME Group Class A Common Stock”), plus cash in lieu of fractional shares, subject to proration based on an approximately $3.4 billion mandatory cash component (collectively, the “Merger Consideration”). The cash consideration per share of Common Stock for which a valid cash election was made is equal to $81.16. The stock consideration per share of Common Stock for which a valid stock election was made, without proration, is 0.2378 shares of CME Group Class A Common Stock.

As prescribed by the Merger Agreement, at the Effective Time, all outstanding NYMEX Holdings stock options granted under or pursuant to the Omnibus Plan, whether or not exercisable, were assumed by CME Group and automatically became options to purchase shares of CME Group Class A Common Stock on the same terms and conditions applicable to such NYMEX Holdings stock options. The number of shares of CME Group Class A Common Stock issuable upon exercise of each such option is equal to the number of shares of Common Stock subject to the assumed option immediately prior to the Effective Time, multiplied by 0.2378, the number of shares of CME Group Class A Common Stock to be received per share of Common

Stock for which a valid stock election is made, without proration, rounded down to the nearest whole number. The exercise price of each such option is equal to the exercise price of the assumed NYMEX Holdings stock option immediately prior to the Effective Time, divided by 0.2378, rounded up to the nearest whole cent. Except with respect to the accelerated vesting of certain stock options held by NYMEX Holdings employees under certain circumstances, each adjusted option is subject to the same terms and conditions, including expiration date, vesting and exercise provisions, as were applicable to the corresponding option immediately prior to the Effective Time.

In addition, at the Effective Time, all outstanding NYMEX Holdings restricted stock unit awards granted under or pursuant to the Omnibus Plan became fully vested as of the Effective Time and were converted into the right to receive the Merger Consideration.

As a result of the Merger, NYMEX Holdings has terminated all offerings of its securities under the Registration Statement. Pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended (the “Act”), and the undertaking of NYMEX Holdings contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K under the Act, NYMEX Holdings hereby removes from registration all of the shares of Common Stock reserved for issuance under the Omnibus Plan covered by the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 9th day of September, 2008.

CMEG NYMEX HOLDINGS INC. (as successor by merger to NYMEX Holdings, Inc.)

By:	/s/ Kathleen M. Cronin

Name:	Kathleen M. Cronin
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to this Registration Statement has been signed by the following persons on September 9, 2008 in the capacities indicated.

Signature	Title

/s/ Rick Redding Rick Redding	President and Director (Principal Executive Officer)

/s/ James E. Parisi James E. Parisi	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

/s/ Kathleen M. Cronin Kathleen M. Cronin	Secretary and Director